                                                                  EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          Three Months Ended
                                                             December 31,
                                                         ---------------------
                                                         1996             1995
                                                         ----             ----
                                                         (Dollars in Millions)
Consolidated income
   before income taxes.................................  $ 64             $ 68
                                                         ----             ----
Fixed charges:
   Interest............................................   227              193
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third).......................................     1                1
                                                         ----             ----

Total fixed charges....................................   228              194
                                                         ----             ----
Earnings available
   for fixed charges...................................  $292             $262
                                                         ====             ====

Ratio of earnings to
   fixed charges<F1>...................................  1.28             1.35
                                                         ====             ====

-----------------
<F1>   In March 1987, TMCC guaranteed payments of principal and interest on
$58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of December 31, 1996, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.

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